Exhibit 23.3

December 10, 2004

Board of Trustees/Directors

North Penn Mutual Holding Company

North Penn Bancorp, Inc.

North Penn Bank

216 Adams Avenue

Scranton, PA 18503

Dear Board Members:

We hereby consent to the use of our firm’s name, FinPro, Inc. (“FinPro”), in the Pennsylvania Notice to Effect a Mutual Holding Company Reorganization, the FDIC Interagency Bank Merger Application of North Penn Bank, and the Application to the Board of Governors of the Federal Reserve System on Form FRY-3 and any amendments thereto and references to the Conversion Valuation Appraisal Report (“Report”) and the valuation of North Penn Bank provided by FinPro. We also consent to the use of our firm’s name and the inclusion of, summary of and references to our Report and the valuation of North Penn Bank provided by FinPro in the Form SB-2 Registration Statement filed by North Penn Bancorp, Inc. and any amendments thereto, and any amendments thereto and our opinion regarding subscription rights filed as an exhibit to the applications referenced above.

Very Truly Yours,

/s/ FinPro, Inc.

FinPro, Inc.